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                                                                    Exhibit 99.1

                                                        SILVER TRIANGLE BUILDING
                                         25505 WEST TWELVE MILE ROAD, SUITE 3000
                                                       SOUTHFIELD, MI 48034-8339
                                                                  (248) 353-2700
                                                            CREDITACCEPTANCE.COM

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

                                                             DATE: JUNE 14, 2007

                                             INVESTOR RELATIONS: DOUGLAS W. BUSK
                                                                       TREASURER
                                                        (248) 353-2700 EXT. 4432
                                                         IR@CREDITACCEPTANCE.COM

                                                                    NASDAQ: CACC

           CREDIT ACCEPTANCE ANNOUNCES EXTENSION AND MODIFICATIONS OF
                                CREDIT AGREEMENT

SOUTHFIELD, MICHIGAN - JUNE 14, 2007 - CREDIT ACCEPTANCE CORPORATION (NASDAQ:
CACC) (the "Company") announced today that it has extended the maturity of its credit facility with a commercial bank syndicate from June 20, 2008 to June 20, 2009. The Company also reduced the amount of the facility from $135 million to $75 million because the amount of borrowings available under this facility and the Company's $325 million warehouse facility exceed the Company's current borrowing needs.

The interest rate on borrowings under the facility has been reduced from the prime rate or 1.30% over the Eurocurrency rate, at the Company's option to the prime rate minus 1.65% or 1.25% over the Eurocurrency rate, at the Company's option. In addition, the borrowing base limitation was modified to increase the advance rate from 75% to 80% of the net book value of Dealer Loans and from 75% to 80% of the net book value of Consumer Loans purchased by the Company. The agreement continues to be secured by a lien on most of the Company's assets. As of June 13, 2007 the Company had $59.7 million outstanding under the agreement.

DESCRIPTION OF CREDIT ACCEPTANCE CORPORATION

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers may be unable to purchase a vehicle or they may purchase an unreliable one, or they may not have the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC. For more information, visit creditacceptance.com.


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